Exhibit 21.1

XETHANOL CORPORATION
List of Subsidiaries

Xethanol Corporation

Xethanol Bioenergy Corporation
Permeate Refining Inc.
Xethanol One, LLC
Xethanol Biofuels, LLC
Ethanol Extraction Technologies, Inc.
Superior Separation Technologies, Inc.
Advanced Bioethanol Technologies, Inc.

Advanced Biomass Gasification Technologies, Inc.

Xylitol Technologies, Inc.

CoastalXethanol LLC
Augusta Biofuels LLC
Southeast Biofuels LLC

NewEnglandXethanol, LLC

Xethanol Limited

BlueRidgeXethanol, LLC